Exhibit 99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Form N-14 of the Brookfield Real Assets Income Fund Inc. and to the use of our reports, dated November 25, 2015 on the financial statements and financial highlights of Brookfield Total Return Fund Inc. and Brookfield High Income Fund Inc.  Such financial statements and financial highlights appear in the September 30, 2015 Annual Reports to the Shareholders for Brookfield Total Return Fund Inc. and Brookfield High Income Fund Inc., which are incorporated by reference in the Joint Proxy Statement/Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

September 26, 2016